Exhibit 99.1

FOR IMMEDIATE RELEASE

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Brinker International Acquires 103 Franchised Chili’s Restaurants

Acquisition expected to be EPS accretive in fiscal year 2016 and strengthen long-term free cash flow generation

DALLAS (June 25, 2015) -- Brinker International, Inc. (NYSE: EAT) today announced it has acquired Pepper Dining Holding Corp., a franchisee of 103 Chili’s® Grill & Bar restaurants primarily located in the Northeast and Southeast. The purchase price of $106.5 million was funded with availability under Brinker’s existing credit facility and the acquisition is expected to be EPS accretive in fiscal year 2016.

“This acquisition represents a compelling opportunity to create value for our shareholders and generate additional earnings and cash flow growth,” said Wyman Roberts, CEO and President of Brinker International and President of Chili’s Grill & Bar. “We plan to leverage our strong Chili’s operations infrastructure, roll out the brand’s new loyalty program to all restaurants and complete reimaging of the portfolio. More broadly, Brinker remains committed to our other franchise partners and looks forward to continuing to support their growth and expansion.”

This transaction fits within Brinker’s capital allocation strategy of investing in the business, managing debt within investment grade metrics and returning cash to shareholders. Any capital needs of the acquired restaurants will be funded with cash generated from the restaurants with no expected impact to share repurchase capacity.

The company will provide more details about the acquisition on its upcoming fourth quarter earnings call in August, including transition costs and earnings accretion, which remains subject to completion of normal asset valuation process.

Brinker International, Inc. is one of the world's leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of March 25, 2015, Brinker owned, operated, or franchised 1,629 restaurants under the names Chili's® Grill & Bar (1,580 restaurants) and Maggiano's Little Italy® (49 restaurants).

About Brinker
Brinker International, Inc. is one of the world's leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of March 25, 2015, Brinker owned, operated, or franchised 1,629 restaurants under the names Chili's® Grill & Bar (1,580 restaurants) and Maggiano's Little Italy® (49 restaurants).

Exhibit 99.1

Forward-Looking Statements
The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, increased minimum wages, increased health care costs, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorist acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, acts of God, governmental regulations, inflation, technology failures, and failure to protect the security of data of our guests and teammates.

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